MARTIN ABRAMS
                     c/o ABRAMS/GENTILE ENTERTAINMENT, INC.
                              244 WEST 54TH STREET
                               NEW YORK, NY 10019

                                                                January 28, 1999

MSH Entertainment Corporation
330 Ocean Park Blvd.
Santa Monica, CA 90405
Attn: Robert Maerz, Chairman

Dear Mr. Maerz:

          Reference is made to that certain Stock Purchase Agreement (the "Agreement") as amended by Letter Agreements dated September 4, 1998, September 24, 1998, October 1, 1998 and January 21, 1999 (the "Amendments) between the undersigned, MSH Entertainment Corporation ("Buyer") and the undersigned, Martin Abrams (`Seller"). This Agreement will modify the Agreement and the Amendments; however, except as expressly provided herein, the terms and conditions of the Agreement and the Amendments are hereby confirmed and ratified. Seller has agreed to extend the date of the Closing until 2 pm on February 26, 1999, on the condition that MSH confirm the following, by signing where indicated below:

          1. Buyer shall immediately transfer and deliver to Seller the 2,915,000 shares of MSH that are deliverable at the Closing pursuant to the Agreement. If the Closing occurs on or before February 26, 1999, such shares shall be deemed delivered as part of the Closing. If the Closing does not occur on or before 2 pm on February 26, 1999, Seller shall be entitled to retain such shares, without limiting any of its legal or equitable rights against Buyer. Buyer further agrees that if the Closing does not occur as aforesaid, Buyer shall, on May 6, 1999, exchange 500,000 freely trading shares of MSH for 500,000 of the restricted shares delivered pursuant to this Paragraph.

          2. If the Closing occurs as provided herein, Buyer agrees that, with respect to the AGE property currently known as "Open Call", Abrams shall receive 35% of the net proceeds becoming payable to MSH, AGE or any of their affiliates in connection with the exploitation of such property. For purposes of this agreement, Buyer agrees that net proceeds shall be defined to mean gross revenues less only out-of-pocket expenses paid to unrelated third parties which directly relate to such exploitation.

          Kindly indicate your confirmation below.



                                                  /s/MARTIN ABRAMS
                                             -----------------------------------
                                             Martin Abrams


AGREED AND CONFIRMED:

MSH ENTERTAINMENT CORPORATION



By:     /s/ROBERT MAERZ
   -----------------------------------
   Robert Maerz, Chairman

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